UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 4, 2020

INARI MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39293	45-2902923
( State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 Parker, Suite 100 Irvine, California, 92618
(Address of principal executive offices)

(877) 923-4747

(Registrant’s telephone number, include area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	NARI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 4, 2020 (the “Closing Date”), Inari Medical, Inc., a Delaware corporation (the “Company”), and Inari Medical International, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Inari International”), entered into a senior secured revolving credit facility (the “Credit Facility”).

The terms of the Credit Facility are set forth in a Loan, Guaranty and Security Agreement (the “Credit Agreement”), entered into by and among the Company, as borrower, Inari International, as guarantor, the lenders party thereto, and Bank of America, N.A., as agent (the “Agent”) for such lenders, pursuant to which the Company may borrow loans up to a maximum principal amount of the lesser of $30.0 million and the amount of the borrowing base.  The proceeds of the loans under the Credit Facility will be used for working capital and other general corporate purposes.

Advances under the Credit Agreement designated as “Base Rate Loans” and “Swingline Loans” will bear interest at a rate per annum equal to the greatest of (i) the prime rate, (ii) the Federal funds rate plus 0.50%, and (iii) the LIBOR rate based upon an interest period of 30 days plus 1.00%, plus an applicable margin of (A) 1.25% for the period from the Closing Date until the date quarterly financial statements are delivered to the Agent for the fiscal quarter ending March 31, 2021 and (B) thereafter, ranging from 1.00% to 1.50% based on the Company’s applicable fixed charge coverage ratio.  Advances under the Credit Agreement designated as “LIBOR Loans” will bear interest at a rate per annum equal to the LIBOR rate plus an applicable margin of (A) 2.25% for the period from the Closing Date until the date quarterly financial statements are delivered to the Agent for the fiscal quarter ending March 31, 2021 and (B) thereafter, ranging from 2.00% to 2.50% based on the Company’s applicable fixed charge coverage ratio.

The “Maturity Date” under the Credit Agreement is September 4, 2023.  The Credit Agreement contains certain customary covenants.  Amounts outstanding under the Credit Agreement may become due and payable upon the occurrence of specified events, which among other things include (subject to certain exceptions and cure periods): failure to pay principal, interest or any other obligations when due; breach of any representation, warranty or other statement of fact, or any covenant in the Credit Agreement or the loan documents with respect to the Credit Facility; a guarantor under the Credit Facility repudiates or revokes its Guaranty; an obligor under the Credit Facility or a third party denies or contests the validity or enforceability of any loan documents with respect to the Credit Facility, any obligations thereunder, or the perfection or priority of any lien granted to Agent on any material portion of the collateral securing the Credit Facility; any material provision of any loan document with respect to the Credit Facility ceases to be in full force or effect; any breach or default with respect to other indebtedness exceeding $5,000,000, resulting in a right to accelerate the maturity thereof or demand payment with respect thereto; the occurrence of a judgment or order for the payment of money entered against an obligor under the Credit Facility, in an amount not covered by insurance exceeding $5,000,000; the occurrence of any loss, theft, damage or destruction with respect to any collateral securing the Credit Facility, in an amount not covered by insurance exceeding $5,000,000; the insolvency of the Company and its consolidated subsidiaries; the occurrence of a bankruptcy or insolvency proceeding with respect to the Company or any of the obligors under the Credit Facility; the occurrence of a change of control; or the occurrence of any event or condition that has a material adverse effect.  The Credit Agreement contains a springing financial covenant relating to the applicable fixed charge coverage ratio, which triggers upon the occurrence of an event of default under the Credit Agreement or if certain Availability or Liquidity thresholds are not met.

Pursuant to the Credit Agreement, the Company and Inari International granted a lien to the Agent, as applicable, in substantially all of the assets now owned or hereafter acquired by any borrower or guarantor under the Credit Facility, including, without limitation: accounts, chattel paper, commercial tort claims, deposit accounts, documents, general intangibles (excluding intellectual property), goods, inventory, equipment, fixtures, instruments, investment property, letter-of-credit rights, supporting obligations, monies, all accessions to, substitutions for and replacements, products and proceeds of the foregoing, and all books and records pertaining to the foregoing, in each case, subject to certain exceptions.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Loan, Guaranty and Security Agreement, dated as of September 4, 2020, by and among Inari Medical, Inc., Inari Medical International, Inc. and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INARI MEDICAL, INC.

Date: September 11, 2020	By:	/s/ William Hoffman
William Hoffman
President and Chief Executive Officer